NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 23, 2012

NYSE MKT LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Senesco Technologies, Inc.

Common Stock, $0.01 Par Value

Commission File Number – 001-31326

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(iii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years.

(b)

Section 1003(a)(ii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years.

2.

The common stock of Senesco Technologies, Inc. (the “Company” or “SNT”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continued operations and net losses as follows:

Years ended June 30,	Income (Loss) from Continuing Operations	Net Income (Loss)
2012	($5,066,133)	($5,066,133)
2011	($7,268,976)	($7,268,976)
2010	($13,383,513)	($13,383,513)
2009	($5,726,869)	($5,726,869)
2008	($4,601,490)	($4,601,490)

(b)

In its Form 10-Q for the period ended September 30, 2012, SNT reported stockholders’ equity of $2,629,417.

2.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 20, 2011, the Exchange notified the Company that following a review of the Company’s Form 10-K for the fiscal year ended June 30, 2011, it was not in compliance with Section 1003(a)(iii) of the Company Guide in that it reported stockholders’ equity of less than $6 million at June 30, 2011 and losses from continuing operations and/or net losses in its five fiscal years then ended.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a business plan outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On November 16, 2011, the Company submitted its plan to regain compliance to the Exchange (the “Plan”).

(c)

On December 8, 2011, the Exchange notified the Company that following a review of the Company’s Form 10-Q for the period ended September 30, 2011, it was not in compliance with Section 1003(a)(ii) of the Company Guide in that it reported a stockholders’ equity of less than $4 million at September 30, 2011 and losses from continuing operations and/or net losses in three of its four fiscal years ended June 30, 2011.  The Company was notified that it could supplement the Plan to address how it intended to regain compliance with Section 1003(a)(ii) of the Company Guide, but it chose not to submit any supplemental information to the Exchange.

(d)

On December 22, 2011, the Exchange notified the Company that it had accepted the Company’s Plan to regain compliance with the Exchange’s continued listing standards by July 20, 2012 (the “Plan Period”).

(e)

On July 25, 2012, the Company requested an extension to the Plan Period to November 15, 2012, since it failed to regain compliance with the $4 and $6 million equity requirements by the end of the Plan Period.

(f)

On August 22, 2012, the Exchange notified the Company that it had determined not to extend the Plan Period and to initiate immediate delisting proceedings because the Company had reached the end of the compliance plan period without achieving compliance with both the $4 and $6 million stockholders’ equity requirements and failed to substantiate that it could complete the new initiatives detailed in its Plan Period extension request by November 15, 2012 (the “Staff Determination”). Pursuant to Sections 1203 and 1009(d) of the Company Guide, the Company could request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by August 29, 2012.

(g)

On August 28, 2012, the Company requested an oral hearing pursuant to Sections 1203 and 1009(d) of the Company Guide appealing the Staff Determination. The hearing was held on October 24, 2012.

(h)

On November 12, 2012, the Company withdrew its appeal prior to the Panel rendering a decision.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

2.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

3.

The Exchange official whose signature is set forth below is duly authorized to file this application.

4.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s common stock from listing and/or registration by issuing a press release and posting notice on www.nyx.com.  Further, a copy of this application has been forwarded to Mr. Joel Brooks, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Senesco Technologies, Inc., at the Company’s last known business address.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC